NEWS	Contact: Loren Singletary (713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports Third quarter 2018 EARNINGS

HOUSTON, TX, October 25, 2018 — National Oilwell Varco, Inc. (NYSE: NOV) today reported third quarter 2018 revenues of $2.15 billion, an increase of two percent compared to the second quarter of 2018 and an increase of 17 percent from the third quarter of 2017. Operating profit for the third quarter of 2018 was $73 million, or 3.4 percent of sales, Adjusted EBITDA (operating profit excluding depreciation and amortization) was $245 million, or 11.4 percent of sales, and net income was $1 million. Operating profit increased 40 percent sequentially, and Adjusted EBITDA increased eight percent sequentially and 47 percent compared to the third quarter of 2017.

“Our revenues and Adjusted EBITDA continued to grow in the third quarter, underpinned by higher sequential demand for downhole tools, drill pipe, and wellsite services in support of drilling operations globally,” commented Clay Williams, Chairman, President, and CEO. “However, the slowdown in North American completions activity late in the period led to lower sequential well-stimulation equipment sales. This together with weaker demand for offshore equipment offset some of our sequential revenue gains.

We believe the industry is poised to achieve higher levels of activity in 2019 as it works through near-term logistical challenges in North American unconventional basins, navigates end-of-year budget constraints, and sanctions more offshore projects. During the third quarter we saw rising demand for conductor pipe connections—a leading indicator of future offshore wells—as well as increased inquiries around offshore rig reactivations, pointing to more offshore activity ahead. We also see pockets of demand strengthening in certain international land markets, as operators respond to generally higher commodity prices. In the meantime, we continue to develop and deliver technology that helps lower the industry’s marginal production costs, and position our business as a leading innovator and provider of critical well construction tools. National Oilwell Varco is well-positioned to capitalize on the opportunities that lie ahead.”

Wellbore Technologies

Wellbore Technologies generated revenues of $847 million in the third quarter of 2018, an increase of seven percent from the second quarter of 2018 and an increase of 22 percent from the third quarter of 2017. The segment realized meaningful growth for the second consecutive quarter as domestic revenue outpaced the percentage growth in the U.S. rig count, and international operations capitalized on an increasing number of opportunities associated with the emerging recovery in the Eastern Hemisphere. Operating leverage was limited to four percent mostly due to higher steel and labor costs, which outpaced the segment’s price increases. Operating profit was $40 million, or 4.7 percent of sales. Adjusted EBITDA increased two percent sequentially and 44 percent from the prior year to $135 million, or 15.9 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $735 million in the third quarter of 2018, a decrease of $3 million from the second quarter of 2018 and an increase of eight percent from the third quarter of 2017. Slowing demand for pressure pumping equipment in North America and sharper-than-anticipated declines in offshore-focused businesses more than offset strong growth in demand for land production equipment. Operating profit was $46 million, or 6.3 percent of sales. Adjusted EBITDA increased five percent sequentially and two percent from the prior year to $99 million, or 13.5 percent of sales.

New orders booked during the quarter were $372 million, representing a book-to-bill of 85 percent when compared to the $439 million of orders shipped from backlog. Backlog for capital equipment orders for Completion & Production Solutions at September 30, 2018 was $880 million.

Rig Technologies

Rig Technologies generated revenues of $637 million in the third quarter of 2018, a decrease of two percent from the second quarter of 2018 and an increase of 25 percent from the third quarter of 2017. Improving aftermarket sales and better progress on offshore projects did not fully offset lower land rig sales from inventory. Operating profit was $58 million, or 9.1 percent of sales. Adjusted EBITDA decreased seven percent sequentially and increased 95 percent from the prior year to $78 million, or 12.2 percent of sales.

New orders booked during the quarter totaled $151 million, representing a book-to-bill of 59 percent when compared to the $256 million of orders shipped from backlog. At September 30, 2018, backlog for capital equipment orders for Rig Technologies was $3.40 billion.

Other Corporate Items

Revenue eliminations decreased $11 million sequentially due to a reduction in intersegment sales. This decrease, along with lower compensation and third-party service expenses, resulted in a $17 million reduction in eliminations and corporate costs.

Cash flow provided by operations for the third quarter of 2018 was $190 million. As of September 30, 2018, the Company had $1.3 billion in cash and cash equivalents, total debt of $2.7 billion and $3.0 billion available on its revolving credit facility.

Significant Events and Achievements

NOV completed the first commercial field trial of the Vector™ SelectShift™ downhole adjustable motor in West Texas, where the tool successfully reached section total depth. This brings the field trial tally up to 13 in total, including seven internal trials on test wells in Navasota, five runs in the Bakken, and this one in West Texas. The SelectShift tool has drilled over 45,000 ft to date, with more than 500 drilling and circulating hours and over 100 bend angle shifts downhole. Customers are embracing the new technology after seeing significant drilling improvements when drilling in straight mode versus bent mode, including substantial ROP increases and reductions in torque and vibration.

NOV’s highly engineered drill bits with 3D shaped cutter technology helped a prominent operator in the Permian Basin drill their wells 6.5 days faster. The shaped cutters provided a 14% increase in ROP in the 12¼-in. intermediate, a 44% increase in ROP in the 8¾-in. intermediate, and a 47% increase in ROP in the 6-in. horizontal intervals. The operator also realized a more than 200% improvement in footage per 6-in. bit, allowing them to drill their 6-in. horizontal sections with 1.8 bits per well on average compared to 5.8 bits per well with other products, a savings of four bit trips per well.

NOV recently completed several successful installations of its packer-setting system, which features the latest product from its d-Solve™ dissolvable platform, the i-Seat ball, with a major North Sea operator. The integrated system reduced the necessary amount of rig time by six days on average versus traditional packer-setting operations, and it eliminated the cost and risk associated with the wireline and tractor run involved in setting production packers and removing the equipment prior to well startup.

NOV achieved several wins in its directional measurement and steerable technologies business. In Russia, a customer used the VectorZIEL rotary steerable system (RSS) to drill a 1,610-ft long horizontal section, with the tool maintaining target inclination and azimuth within 0.3° and 2.5°, respectively, across the entire section. After this successful field trial, the two tools used to conduct the field trial were purchased, with additional tools sales expected next quarter. The Company also received, in Russia, the first order for its symmetric propagation resistivity LWD tool, which provides high-quality recorded and real-time resistivity data.

NOV, in consortium with Subsea 7, was awarded an engineering, procurement, construction, and installation (EPCI) contract by Tullow Oil. NOV will provide Tullow with an oil offloading system using its buoy turret loading (BTL) system, which will be retrofitted to the Kwame Nkrumah FPSO located in the Jubilee field offshore Ghana. The BTL offshore loading terminal, which is designed for deepwater applications requiring large and frequent offloading operations, will be moored in 800 m of water, weigh approximately 900 tons, and have an offloading capacity to transfer 1 million barrel parcels of oil within 27 hours.

NOV’s drill bits helped a major operator in Oman set a new drilling record in their 12¼-in. section. The 12¼-in. TK66 drill bit with ION™ 3D cutters achieved a normalized average ROP through the section of 28.8 m/hr, more than a meter per hour ahead of the closest competitor bit and previous record holder. The operator noted that the new performance record was the result of continuous improvement in drill bit design, effective after-action review and learning implementation, superior support and follow-up from field engineers and office staff, consistent application of recommended drilling parameters and practices, and open communication between NOV and the customer.

NOV customers continue to see the benefits of using Agitator™ systems in conjunction with an RSS in global operations, including in technically challenging laterals greater than 10,000 ft. On a project in the Middle East, a customer using a 6¾-in. Agitator system in their RSS bottomhole assembly (BHA) recorded a 66% reduction in vibration, significantly reducing their risk of tool failure. In Asia, an operator ran a 4¾-in. Agitator system with an international directional company’s RSS and MWD systems due to consistently experiencing severe stick-slip activity and associated directional control challenges. The Agitator system reduced the stick-slip shock count and severity levels induced by BHA/string interaction with the borehole by over 50%, improving directional performance and borehole quality. The market for NOV’s Agitator system is expanding, including various applications in the Permian, as service companies seek efficiency gains, reduced equipment damage, and improved geosteering/directional control.

NOV’s eVolve™ optimization and automation services continues to deliver value for customers in North American land drilling projects, recently completing the ninth successful well for a major independent operator in the Permian running drilling automation services. The project has so far reduced total bit runs and overall failures per well. Encouraged by the cost and time savings delivered by these performance improvements, the operator has extended the eVolve contract to an additional rig.

NOV’s MPowerD™ managed pressure drilling (MPD) group delivered an integrated MPowerD MPD control system on a Cyberbase drilling control system for a deepwater drillship. NOV and the drilling contractor worked together very closely to introduce the system and fully embed MPD into the drilling controls network, making this the first completely integrated MPD control system installed on an offshore drilling rig. Integration of MPD controls into the Cyberbase system will enable a step-change in MPD efficiency and safety of operations for the drilling contractor, and the company can now offer MPD as an integrated service to their clients. The drilling contractor recently placed an order for a second system, further reinforcing their commitment to a long-term MPD strategy. In addition, NOV booked 10 land MPD projects for a large independent operator in the Mid Continent.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2018 results on October 26, 2018 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:  National Oilwell Varco, Inc.

Loren Singletary (713) 346-7807

Loren.Singletary@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Revenue:
Wellbore Technologies	$847	$693	$793	$2,351	$1,862
Completion & Production Solutions	735	682	738	2,143	1,982
Rig Technologies	637	510	651	1,771	1,638
Eliminations	(65)	(50)	(76)	(210)	(147)
Total revenue	2,154	1,835	2,106	6,055	5,335
Gross profit	393	285	355	1,035	725
Gross profit %	18.2%	15.5%	16.9%	17.1%	13.6%

Selling, general, and administrative	320	292	303	911	891
Operating profit (loss)	73	(7)	52	124	(166)
Interest and financial costs	(24)	(26)	(23)	(71)	(77)
Interest income	6	11	5	18	19
Equity income (loss) in unconsolidated affiliates	(2)	(2)	(1)	(1)	(4)
Other income (expense), net	(20)	(16)	(3)	(70)	(36)
Income (loss) before income taxes	33	(40)	30	—	(264)
Provision (benefit) for income taxes	29	(13)	5	37	(43)
Net income (loss)	4	(27)	25	(37)	(221)
Net (income) loss attributable to noncontrolling interests	3	(1)	1	6	2
Net income (loss) attributable to Company	$1	$(26)	$24	$(43)	$(223)
Per share data:
Basic	$0.00	$(0.07)	$0.06	$(0.11)	$(0.59)
Diluted	$0.00	$(0.07)	$0.06	$(0.11)	$(0.59)
Weighted average shares outstanding:
Basic	379	377	378	378	377
Diluted	383	377	381	378	377

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,293	$1,437
Receivables, net	2,005	2,015
Inventories, net	3,177	3,003
Contract assets	483	495
Other current assets	263	267
Total current assets	7,221	7,217

Property, plant and equipment, net	2,813	3,002
Goodwill and intangibles, net	9,411	9,528
Other assets	448	459
Total assets	$19,893	$20,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$675	$510
Accrued liabilities	1,023	1,238
Contract liabilities	570	519
Current portion of long-term debt and short-term borrowings	8	6
Accrued income taxes	—	81
Total current liabilities	2,276	2,354

Long-term debt	2,706	2,706
Other liabilities	935	986
Total liabilities	5,917	6,046

Total stockholders’ equity	13,976	14,160
Total liabilities and stockholders’ equity	$19,893	$20,206

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items in the three and nine months ended September 30, 2018 were $0 and a net credit of $12 million, pre-tax, respectively, primarily from the reversal of certain accruals, partially offset by restructure charges and severance payments. Other items in 2017 consisted primarily of restructure charges for inventory write-downs, facility closures and severance payments.

	Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2018	2017	2018	2018	2017
Operating profit (loss):
Wellbore Technologies	$40	$—	$38	$90	$(81)
Completion & Production Solutions	46	44	40	102	79
Rig Technologies	58	18	62	138	37
Eliminations and corporate costs	(71)	(69)	(88)	(206)	(201)
Total operating profit (loss)	$73	$(7)	$52	$124	$(166)

Other items:
Wellbore Technologies	$—	$—	$—	$(3)	$(4)
Completion & Production Solutions	—	—	—	3	32
Rig Technologies	—	—	—	6	29
Corporate	—	—	—	(18)	—
Total other items	$—	$—	$—	$(12)	$57

Depreciation & amortization:
Wellbore Technologies	$95	$94	$95	$284	$283
Completion & Production Solutions	53	53	54	161	161
Rig Technologies	20	22	22	63	67
Corporate	4	5	3	11	12
Total depreciation & amortization	$172	$174	$174	$519	$523

Adjusted EBITDA:
Wellbore Technologies	$135	$94	$133	$371	$198
Completion & Production Solutions	99	97	94	266	272
Rig Technologies	78	40	84	207	133
Eliminations and corporate costs	(67)	(64)	(85)	(213)	(189)
Total adjusted EBITDA	$245	$167	$226	$631	$414

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$1	$(26)	$24	$(43)	$(223)
Noncontrolling interests	3	(1)	1	6	2
Provision (benefit) for income taxes	29	(13)	5	37	(43)
Interest expense	24	26	23	71	77
Interest income	(6)	(11)	(5)	(18)	(19)
Equity (income) loss in unconsolidated affiliate	2	2	1	1	4
Other (income) expense, net	20	16	3	70	36
Depreciation and amortization	172	174	174	519	523
Other items	—	—	—	(12)	57
Total Adjusted EBITDA	$245	$167	$226	$631	$414